EXHIBIT 10.1

THIS VERSION HAS BEEN MODIFIED TO OMIT CERTAIN CONFIDENTIAL INFORMATION OF VISION-SCIENCES, INC., WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE PLACES IN THE DOCUMENT WHERE INFORMATION HAS BEEN OMITTED ARE MARKED WITH [*].

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the “Agreement”) is made as of this 29th day of December, 2004 (the “Effective Date”) by and between Vision-Sciences, Inc., a Delaware corporation (the “Company”), and Medtronic USA, Inc., a Minnesota corporation (“MDT”, and collectively with the Company, the “Parties”).

WHEREAS, the Company is engaged in developing, manufacturing and marketing medical devices for use in urology and related applications; and

WHEREAS, the Company wishes to appoint MDT, and MDT wishes to accept its appointment as, the exclusive distributor of the Products (as defined below) in the Field (as defined below), all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       DEFINITIONS

1.1                                 “Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” shall have correlative meanings.

1.2                                 “Field” means the field of urology including urogynecology.

1.3                                 “Intellectual Property” means all rights to patents, software, copyrights, trademarks, trade secrets, know-how, concepts, designs, techniques, formulae, inventions, trade names, labels, trade dress, literature, programs, advertising material or other documents, materials or information.

1.4                                 “MDT Appointee” means an entity other than an Affiliate of MDT appointed by MDT, with Company’s consent, which shall not be unreasonably withheld, to perform one or more of MDT’s duties or functions pursuant to this Agreement.

1.5                                 “Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.6                                 “Products” means the product or product groups listed on Annex A attached to and made a part of this Agreement, improvements and replacements for those products, and such other product or product groups as shall be added to Annex A pursuant to Section 2.4, provided that Products shall only include products that are directed to applications within the Field and that are labeled and intended for use within the Field.

1.7                                 “Territory” means the United States of America and Canada.

2.                                       APPOINTMENT OF DISTRIBUTOR; PRODUCTS

2.1                                 The Company hereby grants MDT the exclusive right, effective as of the Effective Date, to distribute, sell, advertise, promote and market the Products solely to customers practicing within the Field and for use within the Field and solely to persons and entities that are within the Territory and for use within the Territory.  MDT hereby accepts such appointment.

2.2                                 (a)                                  Except as otherwise permitted under this Agreement and unless and until this Agreement or the exclusivity provisions hereof shall have been terminated in the manner provided herein, the Company agrees not to: (i) distribute, market or sell the Products to any Person other than MDT, (ii) authorize any other Person other than MDT to distribute, market or sell the Products or (iii) enter into any agreement or arrangement for the private labeling of any of the Products or any product that is identical or substantially similar in form or function to any of the Products, in each case of clauses (i) through (iii) above within the Territory and for use or sale within the Territory and for applications within the Field.  The Company reserves the right to promote the technology underlying Products, the use and application of Products and the Company’s role in developing and manufacturing Products, both within and outside the Territory and Field.  It is agreed that the Company shall coordinate with MDT in advance of any promotion or other publicity of the Products within the Territory and for use or application within the Field.

(b)                                 Without prejudice to any other remedy of the Company hereunder, upon the failure of MDT to perform its obligations under Section 3.1 below with respect to any Product, which failure is not cured within thirty (30) days of notice thereof to MDT by the Company, the Company shall not be restricted from distributing, marketing or selling, or authorizing any Person other than MDT to distribute, market or sell such Products within the Territory and for use or sale within the Territory and for applications within the Field.  Upon the taking of such action by the Company, MDT shall be released of any future Quota obligations as provided later herein.

2.3                                 MDT shall have the right to perform its obligations and exercise its rights under this Agreement through either Medtronic, Inc. or one or more Affiliates of MDT that are, directly or indirectly, wholly owned subsidiaries of Medtronic, Inc., and to appoint agents to market and sell the Products solely to customers practicing within the Field and for use within the Field and solely to persons and entities that are within the Territory and for use within the Territory.  MDT shall have the right to appoint subdistributors to perform MDT’s obligations hereunder in such local markets where MDT does not currently maintain a direct sales force.  All such agents and subdistributors shall be party to agreements with MDT containing terms and conditions that are consistent with the terms of this Agreement, including, without limitation, those provisions relating to the marketing and sale of Products, the protection of the Company’s confidential information, trademarks and intellectual property rights and the termination of this Agreement.

2.4                                 (a)                                  If the Company develops new products for use and application within the Field and within the Territory (“New Products”) then the Company and MDT shall, for a period of 90 days prior to any commercial sale or launch of such New Product within the Field and within the Territory, negotiate exclusively and in good faith the reasonable terms and conditions for adding such New Products to Annex A.  If the Parties are unable to agree on the terms and conditions of sale of such New Products, including a minimum purchase commitment therefor during the first twelve-month period following such commercial launch (the “Initial New Product Quota”), then the Company shall be free to market, distribute and sell such New Products either alone or through one or more distributors.  If the New Product is of a substitute nature with respect to an existing Product and otherwise directly competes in the market with any of the Products (a “Substitute Product”), any minimum purchase commitment agreed to with respect to such Product shall automatically be reduced, on a dollar-for-dollar basis, by the sales of such Substitute Product by the Company (or persons appointed by the Company other than MDT) over the same period.  The Company shall report such sales of Substitute Products to MDT for purposes of the adjustment to the minimum purchase commitments of MDT.

(b)                                 If MDT wishes for the Company to develop and manufacture a New Product outside of the Company’s planned product-development process, the Company will, upon MDT’s request and within a reasonable timeframe, provide to MDT a quote for the Company’s development and manufacturing of such New Product.  MDT shall promptly notify the Company of its decision whether to request that the Company develop such New Product and the Parties shall negotiate in good faith the terms and conditions for adding the New Product to this Agreement, including the terms for the payment of the quoted costs for such development and manufacturing.  Nothing in this Agreement shall be deemed to require the Company to undertake any particular product development project and the Company shall have no liability for any failure to develop New Products either on its own initiative or pursuant to any request of MDT, except for such liabilities and obligations set forth in any definitive agreement or amendment to this Agreement setting forth the terms and conditions for the development, marketing and sale of such New Products.

3.                                       MDT’S DUTIES

3.1                                 MDT agrees to:

(a)          Use its commercially reasonable best efforts, comparable in nature to efforts used by MDT to market, promote, sell and support its other urological diagnostic products, to market, promote, distribute, sell and support the Products on a continuing basis throughout the term of this Agreement and throughout the entire Territory.  MDT’s obligation to market the Products under this Agreement shall require MDT, among other things, to: (i) conduct periodic promotions and obtain usual and customary market feedback (but without the requirement of MDT to undertake or requisition any formal studies from third parties) with respect to the Products, (ii) maintain an adequate urinary diagnostic or other comparable sales force to market and sell the Products, (iii) utilize its existing training facilities and programs to present the Products, (iv) maintain adequate levels of Product inventory, (v) provide incentives to its sales force for promoting and selling the Products that are as favorable as those for promoting and selling MDT’s other diagnostic products in the Field, and (vi) include the Products in its promotional materials and on its website, at trade shows, congresses and similar conferences, and at sales and training courses and programs for MDT sales and marketing personnel.

(b)         Carry out the marketing, promotion and sale of the Products in the Territory efficiently and in an orderly and regulated manner.

(c)          Refrain from selling or promoting in the Territory products that are directly competitive with the Products, and from marketing or promoting the Products in the Territory in a manner that is inferior to the manner in which MDT markets and promotes its other urological diagnostic products in the Territory.  By way of example, no products currently marketed and sold by MDT in the Territory and within the Field as of the date of this Agreement are directly competitive with the Products within the meaning of this Section 3.1(c).

(d)         Refrain from making any oral or written statements or representations that vary from the specifications, instructions, warranties or representations given or made in this Agreement by the Company to MDT with respect to Products.

(e)          Not modify, adulterate, misbrand, alter or remove labels from Products.

(f)            Promptly refer to the Company any inquiry (other than a purchase order or potential purchase order originating within the Territory) from the public, any governmental authority, any trade association or any news media, publication or reporter concerning the Products or the Company.

(g)         Except as may be required by applicable law or regulation, or as may reasonably be required for the proper handling of Product quality issues from time to time, not take any action detrimental to the reputation or goodwill of the Products and/or the Company.

(h)         Not commence or initiate, or cause to be commenced or initiated, any engineering, research, development or other technical activities on any of the Products or otherwise utilizing the Company’s intellectual property without the prior written consent of the Company.

(i)             Consistent with established industry standards and applicable laws, not pay or make gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Products.

3.2                                 MDT will comply, and will cause the MDT Appointees and all agents and subdistributors appointed by it to comply, in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the sale and distribution of the Products, as they are presently in effect and as they may be revised or supplemented from time to time.

3.3                                 MDT will adhere, and will cause the MDT Appointee and all agents and subdistributors appointed by it to adhere, to good and sound business practices and carry out its duties under this Agreement according to the highest standards of professional business conduct.

3.4                                 Any and all marketing, promotional, sales and administrative costs, including any costs associated with MDT’s and its invitees’ (other than the Company) attendance at or participation in trade shows, congresses or similar conferences, shall be borne by MDT at its own expense.

4.                                       COMPANY’S COVENANTS AND DUTIES

4.1                                 The Company agrees to:

(a)          Inventory and ship Products upon order and request of MDT and in accordance with MDT’s instructions.

(b)         Regularly inform MDT about available displays, literature and other promotional and advertising material, as the Company deems suitable for MDT in marketing Products for use in the Field.  The Company shall, upon MDT’s reasonable request, deliver such available artwork, pictures, graphic design files and other promotional and advertising materials.  Such deliveries will be free of charge, except for freight and insurance.  MDT is encouraged and allowed to issue, at its own expense, any materials related to the Products, provided that MDT shall obtain written approval from the Company for each such item prior to issuance, which approval from the Company shall not be unreasonably withheld or delayed.

(c)          Label Products in accordance with this Agreement.

(d)         Staff and maintain a service and repair facility for the purpose of repairing and/or replacing Products that are within or outside of their warranty period.  MDT shall advise the Company of Products requiring repair or replacement and shall forward such Products to the Company’s designated facility, but only after obtaining from the Company a return authorization approval pursuant to customary return procedures established from time to time by the Company.  The Company’s current return authorization procedures are as set forth on Annex B hereto, and the Parties shall cooperate in good faith to make such changes to such procedures from time to time as may be reasonable and appropriate.  The Company shall use reasonable efforts to inspect the Products and make necessary repairs or replacement, as appropriate, at its facilities and return the repaired or replacement Product to MDT, or MDT’s customer, as may be mutually agreed by both Parties, within fifteen (15) business days of receipt of repair authorization from MDT, but in no event later than thirty (30) business days following receipt of such repair authorization.  For Products repaired and/or replaced that are within their warranty scope and period, the Company shall bear all costs and expenses relating to servicing such Products (including, without limitation, shipping and handling costs from the Company to MDT or MDT’s customer, as the case may be).  For Products repaired that are outside their warranty scope or period, the Company shall charge MDT its standard time and materials rate, plus shipping and handling.  MDT shall purchase, and the Company shall maintain, a pool of Products which shall be used as temporary replacements for Products pending repair.  MDT shall instruct the Company from time to time to ship such replacement Products to MDT’s customers, and to receive returned replacement Products from MDT’s customers once repaired Products have been shipped to such customers.  MDT shall reimburse the Company for all direct reconditioning, repair and shipping expenses associated with the maintenance of such loaner pool of Products, other than expenses which are otherwise covered by the applicable Product warranty.

(e)          Subject to Section 6, incorporate any modifications and improvements that the Company makes to any of its products into the Products if so desired by MDT and make the changed Products immediately available to MDT.  If MDT requests that the Company make modifications or improvements to the Products, such changes shall be made only if mutually agreed to by the Company and MDT (including, without limitation, concerning any change to price charged by the Company to MDT).  If the Parties are unable to agree on any such Product modification which is reasonably necessary to ensure product safety, MDT may suspend its distribution of the Product(s) affected, and MDT’s minimum purchase commitment hereunder shall be tolled, until such time as the Parties resolve such dispute as provided for herein.

(f)            Provide adequate training to MDT’s product managers and sales representatives on an as-needed and reasonable basis to enable MDT to promote the sale of the Product.  The Company shall provide a minimum of ten (10) days of training per year, as and when reasonably requested by MDT.  Such training will be conducted at MDT’s facilities, or another location mutually agreed upon by both Parties, and will be provided without charge to MDT, except for the reimbursement of reasonable out-of-pocket expenses of the Company incurred for training in excess of ten (10) days during the first year following the date hereof, and in excess of five (5) days per year thereafter.  In addition, the Company will provide to MDT Product updates and service bulletins as they become available, at no additional cost to MDT.

(g)         Consistent with established industry standards and applicable laws, not pay or make gift of value, directly or indirectly, to any officer, employee or agent of a political party, government or administrative or governmental agency or to any candidate for public office, for the purpose of obtaining or retaining business related to the Products.

(h)         Provide MDT with its written specifications for each of the Products.

(i)             Except as may be required by applicable law or regulation, or as may reasonably be required for the proper handling of Product quality issues from time to time, not take any action detrimental to the reputation or goodwill of the Products and/or MDT.

4.2                                 The Company shall provide MDT with all technical and clinical information related to and necessary for the sale of the Products that the Company has in its possession without any requirement of the Company to produce or requisition any formal studies, data or information.  The Company shall be entitled to withhold any information that the Company determines, in its sole discretion, constitutes trade secrets of the Company.

4.3                                 The Company reserves the right to change a Product or its specifications without payment of compensation to MDT, so long as such changes do not affect the efficacy, safety, form, fit or function of the Product or require regulatory approval or amendment.  If such changes do affect the efficacy, safety, form, fit or function of a particular Product, or require regulatory approval or amendment, the Company shall not be entitled to make such change without the prior written consent of MDT, which consent shall not be unreasonably withheld or delayed.  The Company shall provide MDT with ninety (90) days’ advance notice of any changes of Products to the extent possible.

4.4                                 The Company will adhere to good and sound business practices and will carry out its duties under this Agreement according to the highest standards of professional business conduct.

5.                                       ORDERING, SUPPLY, PRICE AND PAYMENT

5.1                                 Minimum Purchase Commitments.

(a)                                  Within thirty (30) days following the Effective Date, MDT shall issue to the Company a purchase order (the “Initial Order”) for the period from the Effective Date until March 31, 2006 (the “Initial Period”), providing for MDT to purchase pursuant to such purchase order during the Initial Period no fewer than [*] of the Company’s Slide-On™ EndoSheath® System for the CST-2000, [*] with the Company’s catalog No. 08-2101(hereinafter, the “Basic Cysto Sheath”) and no fewer than [*] of the Company’s flexible Cystoscope (catalog No. 08-2201) (the “CST-2000”) at the prices set forth on Annex A (the “Initial Quota”).  References in this Section 5.1 to “individual units” of a Product refer to a single unit of such Product and do not refer to a single package that may contain one or more single units that are packaged and sold together under one catalog number.  MDT shall be obligated to purchase the Products during the Initial Period according to the delivery schedule set forth on Annex C.  The minimum purchase requirements of this Section 5.1 shall only apply to and be satisfied by sales of Products for use and sale within the United States, and shall not apply to or be satisfied by sales of Products for use and sales in Canada.

(b)                                 If MDT fails to purchase, during each successive 12-month period following the Initial Period (each such period, a “Quota Period”), the minimum dollar amounts of Products (the “Quota”), at the prices set forth on Annex A, which minimum dollar amounts shall be negotiated in good faith between the Parties hereto ninety (90) days prior to the expiration of the Initial Period or any successive Quota Period, as applicable, then the Company shall have the right and option, in its sole discretion, to (x) terminate the exclusivity of this Agreement upon written notice to MDT or (y) terminate this Agreement upon written notice to MDT.  Upon the taking of any such action by the Company, MDT shall be released of any future Quota obligations.  If the Parties are unable to agree on the Quota for any Quota Period at least forty five (45) days prior to the scheduled start of such Quota Period, then the Quota for such Quota Period shall be:

(i)                         For the first Quota Period following the Initial Period, [*] of the greater of the Initial Quota or MDT’s Product sales during the Initial Period; and

(ii)                      For the second Quota Period following the Initial Period, [*] of the greater of the Quota for or MDT’s Product sales during the first Quota Period following the Initial Period; and

(iii)                   For each successive Quota Period, [*] of the greater of the Quota for or MDT’s Product sales during the immediately previous Quota Period.

(c)                                  Following the Initial Period (and without derogating from the Quota otherwise set for any Quota Period), MDT shall purchase no fewer than [*] of the Basic Cysto Sheath and no fewer than [*] of the CST-2000 during each calendar quarter.

(d)                                 If MDT fails to purchase (i) during the first 12-month period following the earlier of the first commercial sale or launch of any New Product that MDT has agreed to carry and on which the Company and MDT have agreed upon an Initial New Product Quota as set forth in Section 2.4 (the “Initial New Product Period”), no less, in terms of dollars, of such New Product than set forth in the Initial New Product Quota, and (ii) during each 12-month period following the Initial New Product Period (each such period, a “New Product Quota Period”), such dollar amounts of the New Product as shall be negotiated in good faith between the Parties (the “New Product Quota”) ninety (90) days prior to the expiration of the Initial New Product Period or successive New Product Quota Period, as applicable, then the Company shall have the right and option, in its sole discretion, to (x) terminate the exclusivity of this Agreement upon written notice to MDT or (y) terminate this Agreement upon written notice to MDT.  Upon the taking of any such action by the Company, MDT shall be released of any future New Product Quota obligations.  If the Parties are unable to agree on the New Product Quota for any New Product Quota Period at least forty five (45) days prior to the scheduled start of such New Product Quota Period, then the New Product Quota for such New Product Quota Period shall be [*] of the greater of the New Product Quota for or MDT’s New Product sales during the immediately previous New Product Quota Period (or during the Initial New Product Period, for the first New Product Quota Period following the Initial New Product Period).

5.2                                 MDT shall provide to the Company, on a monthly basis, a rolling [*] forecast of Products it expects to purchase.  The first [*] months of the first such forecast shall represent, and be accompanied by, a firm commitment purchase order for Products stated therein, and the [*] month of each such successive forecast (provided that such [*] month is within the Term) shall represent, and be accompanied by, a firm commitment purchase order for the Products stated therein.  MDT will deliver to the Company, on a bi-weekly basis, a schedule indicating the on-hand inventory of the Products located in the United States.  The Company shall at all times maintain inventory levels reasonably adequate to meet its obligations under Section 4.1(a).  The Company shall use its commercially reasonable best efforts to maintain on hand at all times spare Product inventory of equal to the monthly average of MDT’s orders therefor in the then-previous [*] months.  MDT’s minimum purchase commitments hereunder shall be tolled for any period during which the Company is unable to ship Products in accordance with its obligations under Section 4.1(a) (including in connection with the Initial Order).  MDT’s minimum purchase commitments hereunder with respect to any New Products shall be tolled for any period during which the Company is unable to ship such New Products in accordance with its obligations under Section 4.1(a) or any period during which the Company has not received necessary regulatory approvals as set forth in Section 11.2.

5.3                                 Upon shipment, the Company shall promptly invoice MDT in U.S. Dollars.  Payment for Products shall be in U.S. Dollars and is due [*] from shipment of the Product by the Company; provided that MDT shall be entitled to a [*] discount on any amounts paid and received by the Company within [*].  Late payments will be assigned a monthly service fee equal to [*] of the amount due.  Persistent failure to pay invoices when due shall constitute a material breach of this Agreement.  MDT shall pay all invoices in full according to the stated terms.  The Company will issue credits for any rejected Product pursuant to Section 5.7 below that MDT may use to reduce payment of future invoices.

5.4                                 Prices for the Products ordered by MDT from the Company shall be as set forth in Annex A to this Agreement.

5.5                                 All prices and charges for Products are FOB designated Company facility.  Title to Products delivered hereunder and all risks of loss or damage thereto shall pass to MDT upon shipment from the Company’s facility.

5.6                                 The Company shall package Products in accordance with good commercial practices and mutually agreed specifications, and in a manner sufficient to withstand the rigors of transportation.

5.7                                 MDT shall have the right, within fifteen (15) days from receipt, to reject any Product that does not meet the Company’s written specifications or any applicable laws or regulations or that is otherwise defective consistent with the FOB terms specified in Section 5.5 above and the warranties set forth in Section 7.1(b) below.  Any such rejection shall be accomplished by a notice from MDT identifying and specifying, in reasonable detail, the Product rejected and the reasons for rejection.  Any Product rejected by MDT shall be made available, on reasonable notice and during normal business hours, for inspection by the Company or its representatives in a manner consistent with the Company’s return authorization procedures established from time to time and as previously communicated to MDT.  The Company will repair or replace any rightfully rejected Product free of charge and will indemnify MDT for reasonable out-of-pocket expenses (including freight and customs clearance, if any) incurred by MDT in connection with (a) shipment of repaired or replacement Product to the same location and (b) shipment of the nonconforming Product back to the Company (if so requested by the Company and then pursuant to the Company’s return authorization approval procedures).  In the event of a rejection of defective Product, the Company shall ship, at its sole option, either repaired or replacement Product within seven (7) days of its receipt of the rejected Product from MDT, or such longer period of time as may be reasonable under the circumstances.  For purposes of clarification, the Company shall either repair the rightfully rejected or returned Product unit or replace such returned Product unit with a new Product unit, but shall not replace any returned Product unit with another used or repaired unit.

5.8                                 The Parties agree that MDT may appoint, subject to the Company’s consent as specified in Section 1.4, one or more MDT Appointees to conduct MDT’s logistics and supply-chain activities in support of its obligations hereunder.  Such MDT Appointee’s activities under such appointment may include procurement of Products, Product inspections and shipping and receiving.  MDT shall enter into an agreement with each MDT Appointee governing the terms of such appointment, containing terms and conditions that are consistent with the terms of this Agreement, including, without limitation, those provisions relating to the marketing and sale of Products, the payment of invoices, the protection of the Company’s confidential information, trademarks and intellectual property rights and the termination of this Agreement.  MDT hereby unconditionally, absolutely and irrevocably guarantees each MDT Appointee’s full and prompt performance of and compliance with this Agreement.

6.                                       REGULATORY; QUALITY ASSURANCE

The Company agrees to comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders of all governmental authorities affecting the manufacture, labeling, inspection and sale of the Products, or that otherwise bear upon Company’s performance hereunder, as they are presently in effect and as they may be revised and/or supplemented from time to time.  The Company agrees to perform current Product performance trending, take corrective actions and preventative actions and devote appropriate resources for ongoing quality management support.  The Company represents and warrants to MDT that the Products have been and shall be designed, manufactured, labeled, packaged and sold to MDT in accordance with the Company’s quality system, all applicable laws and regulations of the United States and Canada, ISO 13485 certification or successor requirement(s), all other applicable manufacturing requirements and the representations and warranties set forth in this paragraph and in Section 13.2 of this Agreement.  The Company further represents and warrants to MDT that the Company’s manufacturing and quality system is in compliance with the Quality System Regulations promulgated by the U.S. Food and Drug Administration (or any successor requirements) and has been certified to be in compliance with the standards set forth in ISO 13485.  Once per year during the Initial Term (as hereafter defined) of this Agreement or any renewal thereof, the Company shall provide MDT’s or the applicable MDT Appointee’s regulatory personnel reasonable access to the facilities and records of the Company for the purpose of confirming the Company’s and the Products’ compliance with all applicable laws and regulations (provided that any such MDT Appointee shall first enter into a confidentiality agreement with the Company containing terms similar to the provisions of this Agreement concerning the protection of the Company’s confidential and proprietary information).

7.                                       WARRANTIES; INDEMNITY

7.1                                 The Company hereby represents and warrants to, and covenants with, MDT as follows:

(a)                                  Ownership.  The Company is the sole and rightful owner of all right, title and interest in and to the Products or otherwise has the unrestricted right to grant to MDT the rights granted in this Agreement without violating any rights of any third party.  There are no actual or threatened claims against any of the Products and no demands of any person or entity pertaining to any of the Products.  No proceedings have been threatened, instituted or are pending that challenge the rights of the Company in the Products.  The Company has not been charged with infringement or violation of any Intellectual Property right of any person or entity, and, to the Company’s knowledge, is not infringing any Intellectual Property right of any person or entity in connection with the manufacture, use, sale or other disposition of any of the Products.

(b)                                 Product Warranty.  Each Basic Cysto Sheath unit shall, until the expiration date specified on its packaging, and each other Product unit shall, for the shortest period of time set forth for such Product on Annex A, be free from defects in material and workmanship and remain in good working order, and function properly and in conformity with the terms of this Agreement and with published specifications and documentation.  The Company covenants not to ship to MDT any Basic Cysto Sheath units with an expiration date earlier than [*] months from the date of shipment.  The Company shall, at the request of MDT, its customer or end-user, promptly repair or replace at its sole cost and expense any Product found to be defective or nonconforming to the Product warranty (in accordance with the above) within the applicable warranty period.  MDT may pass such Company warranty to its customers and to end-users.  Each Party shall bear its own out-of-pocket expenses (including freight and customs clearance, if any) incurred in connection with warranty returns, repairs and replacements.

(c)                                  Disclaimer.  THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCT OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY DISCLAIMS AND MDT WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF MDT AND ALL WARRANTIES AND OBLIGATIONS OF THE COMPANY, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY PRODUCTS OR OTHER ITEMS DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

(d)                                 No Royalties.  No royalties or other amounts will be payable by MDT to others as a result of this Agreement or any of the transactions contemplated hereby.

7.2                                 Infringement Indemnity.  The Company, at its own expense, shall defend, indemnify and hold harmless MDT, its subdistributors, subsidiaries, affiliates or permitted assignees, and their respective directors, officers, employees, agents, permitted subcontractors, representatives, successors and permitted assigns, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including attorneys’ fees, based upon a claim that any Product infringes or violates any Intellectual Property right of any third party, including claims of willful infringement (an “Infringement Claim”).  MDT and its subdistributors may, at their own expense, assist in such defense if they so choose, provided that, as long as the Company can demonstrate sufficient financial resources, the Company shall control such defense and all negotiations relative to the settlement of any such claim.  MDT shall promptly provide the Company with written notice of any claim which MDT believes falls within the scope of this Section 7.2, including claims against subdistributors.  In the event that the Product, or any portion thereof, is held to infringe and its use is enjoined, the Company shall have the obligation to, at its option and expense, (i) modify the infringing Product without impairing in any material respect the functionality or performance, so that it is non-infringing, (ii) procure for MDT and its subdistributors the right to continue to distribute, sell, advertise, promote, market and otherwise commercialize the infringing Product, or (iii) replace said Product with equally suitable, non-infringing product.  If none of the foregoing alternatives is available to the Company, the Company shall repurchase from MDT or its subdistributors at the price charged to MDT by the Company, all Products that are in good and saleable condition and are in unopened, undamaged, sterile packages.  Except as set forth above, the Company shall have no further liability to MDT or its subdistributors with respect to any Infringement Claim.

8.                                       RELATIONSHIP

The relationship between the Company and MDT is that of independent contractors.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or principal-agent relationship between the Parties; and neither party by virtue of this Agreement shall have any right, power or authority, express or implied, to act on behalf of or enter into any undertaking binding the other party, and the Company and MDT shall each refrain from making any representations to the contrary.  Except as otherwise set forth herein, all costs of each party’s operations, including but not limited to salaries, wages, taxes (corporate, service, employment, franchise, etc.) and employee benefits of each party and its employees shall be paid solely by such party, and the other party hereto shall have no liability or responsibility therefor.

9.                                       TERM AND RENEWAL

Subject to earlier termination as provided in Section 10 of this Agreement, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until March 31, 2006 (the “Initial Term”).  Thereafter, this Agreement will automatically be renewed for successive one (1) year periods unless either party notifies the other party in writing at least ninety (90) days prior to the end of the Initial Term or any renewal thereof that it does not wish to extend this Agreement.  The Initial Term and any renewal thereof, if any, are collectively referred to as the “Term.”

10.                                 TERMINATION

10.1                           Each party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition herein.  A party that materially breaches this Agreement shall be given written notice of such breach by the other party and shall have the opportunity to take remedial action within a period of sixty (60) days or other longer period defined in such notice.  If the breaching party fails to remedy the breach within such sixty (60) day or other longer defined period, the other party shall have the right to immediately terminate this Agreement.

10.2                           If either party becomes insolvent or files, or has filed against it, any petition under any bankruptcy or insolvency law or similar law which is not dismissed or stayed within sixty (60) days, is adjudged bankrupt or insolvent or the like, makes or attempts to make an assignment for the benefit of creditors or the like, or a trustee in bankruptcy or a receiver is appointed for either party, the other party shall have the right to immediately terminate this Agreement.

10.3                           Any expiration or termination of this Agreement shall not alter the rights, duties and obligations of the Parties for any purchase orders placed by MDT, its agents, subdistributors or MDT Appointee, or amounts due, prior to the date of such expiration or termination, nor shall it affect the rights of end-users of the Products.

10.4                           Upon termination or expiration of this Agreement, MDT and its permitted agents and subdistributors shall have the non-exclusive right to sell their existing, saleable inventory of Products in the Territory (but the Company shall not be obligated to ship any Products to MDT after the date of such termination, regardless of the date of the purchase order therefor) in bona fide transactions to unrelated third parties during the six (6) months following any such termination, and the Company shall provide the necessary materials and support to assist MDT in doing so.

10.5                           In the event that the Company elects not to renew this Agreement at any time pursuant to Section 9 above, MDT may request the Company to grant MDT, and the Company then shall grant to MDT, the exclusive right to continue to sell, pursuant to the terms hereof, MDT’s then-existing inventory of Products for a period of three (3) months following such expiration of this Agreement.  MDT shall make such demand, if at all, not later than 30 days following notice of such non-renewal.  The Company shall have no obligation to provide MDT with any additional Products following the expiration of this Agreement, regardless of the date of any purchase order therefor.

10.6                           Within ten (10) days of the expiration or termination of this Agreement, MDT shall provide the Company a list (in hard copy and sortable electronic format) of MDT customers who purchased Products in the previous twelve (12) months, including customer contact information and the lot numbers, quantities by lot number and models of Products purchased by such customers.

11.                                 PRODUCT LABELING, REGISTRATION

11.1                           Product Labeling.  All Products shall labeled and marked solely with the Company’s name and logos, and shall be marketed and sold using the Company’s name and logo as appropriate to indetify the manufacturer of the Products, provided, that MDT may continue to operate under its own name and logo(s) and may use such name and logo(s) (subject to Section 4.1(b)) in connection with the marketing and sale of the Products on such items as business cards, brochures, customer communications, invoices, its web site(s), shipping containers for multiple Products, and the like.  All Product packaging and labeling shall contain such other designations of the Company, including identification of the Company as the manufacturer of the Products, and the country of manufacture, where applicable, as may be necessary to comply with Title III of the Medical Device User Fee and Modernization Act of 2002 (P.L. 107-250), the Tariff Act of 1930, as amended (19 U.S.C. 1304), or other legal requirements.  MDT shall sell the Products in the same condition as they are delivered to it and shall not alter, deface, remove, cover up or mutilate in any manner whatsoever any trademark, serial or model number, the words “patent pending” and/or “patent” and/or the patent number, copyright symbol and any other reference to the Intellectual Property rights of the Company which the Company may attach or fix to or make part of the Products.  So long as the requirements of this Section 11.1 are otherwise complied with, and subject to MDT’s obligations under Section 13.2 hereof, MDT shall be entitled, but not obligated, to affix or request the Company to affix to Products such additional labels as MDT shall deem reasonably necessary solely to comply with applicable legal or regulatory requirements, provided, that, the Company shall have approved in writing in advance of such additional labels, such approval not to be unreasonably withheld.

11.2                           Product Registration.  The Company shall obtain and maintain all necessary registrations, licenses and permits for the Products within the Field with health and other competent authorities that may from time to time be required by law, regulation or otherwise throughout the Territory in which MDT is promoting, advertising and selling the Product.  The Company shall obtain any such registrations, licenses and permits required with respect to any New Product within the Field within six (6) months of the date such New Product is introduced.  Any such registrations, licenses or permits shall be in the name of Company unless prohibited by law, in which case they shall be held in trust by MDT acting as in-country caretaker for the Company, and shall be subject to transfer, cancellation, modification or supplement for Product changes at the Company’s direction.  The cost and expense of obtaining such registration, license or permit shall be the responsibility of the Company.  The

Company shall provide, free of charge, such samples of Products, data and investigation reports and all other documentation as it possesses to the extent that they are required by local law and will facilitate registration throughout the Territory.  The Company shall also obtain, at its sole expense, the appropriate approval of all governmental control agencies as required throughout the Territory for any purchases and sales contemplated by this Agreement, and specifically the Company shall obtain all necessary approvals for the importing, storing and selling of Products subject to sterile conditions.  The Company shall have no obligation to obtain or maintain any registrations, licenses or permits for the Products outside the United States of America and Canada.

12.                                 RECALLS; COMPLAINTS

12.1                           The Company shall be responsible for the handling of all recalls and field actions relating to Products, and MDT shall provide such cooperation to the Company in regard to such events as the Company may reasonably request.  Within forty-eight (48) hours (excluding weekends and national holidays) of any Product recall, MDT shall provide the Company a list (in hard copy and sortable electronic format) of MDT customers who are or may be affected by such recall, or with respect to which the Company is required by applicable law to take any action, and such list shall include customer contact information and the lot numbers, quantities by lot number and models of Products purchased by such customers.  In this regard, MDT agrees to advise the Company within forty-eight (48) hours (excluding weekends and national holidays) of each complaint that MDT may receive or become aware of concerning the Products, including any complaint that any of the Products may have been associated in any way with an injury or death to a user or patient or may have been associated with an incident that could likely cause serious health problems or death.  MDT agrees to work with and cooperate with the Company to resolve complaints.  In the event of a Product recall, the Company shall promptly reimburse MDT for all reasonable costs and expenses (including the cost of the recalled Products) incurred by MDT in connection with any such recall.  Each of the Company and MDT shall notify the other of any reportable product incident of which either the Company or MDT becomes aware.

12.2                           MDT shall handle all customers’ complaints with a view of securing and maintaining the goodwill of the Company and of the Products, and shall record all complaints in detail and promptly submit the same to the Company for its review, as set forth above.  The Company shall be responsible for investigation of the reports of such complaints it is made aware of, by MDT or otherwise, and submission of U.S. Medical Device Reports (21 CFR Part 803), and/or other governmental agency reports as required by applicable law or regulation within the Territory.

12.3                           If any of the Products sold by MDT is recalled from the market or withdrawn from sale within the Territory for reasons of product safety or quality as determined by any applicable governmental authority or by mutual agreement of the Parties, any minimum purchase commitment or Quota with respect to such Product shall be suspended until 90 days after the date on which the Product has been re-introduced into the market.

13.                                 INTELLECTUAL PROPERTY

13.1                           The Company shall have and shall retain at all times all rights in and to its Intellectual Property relating to the Products.

13.2                           In connection with any promotional or other Product related materials or events, MDT shall use reasonable efforts to prominently depict or display the Company’s name, logo and Product related trademarks or service marks, and indicate that the Products have been manufactured by the Company using the Company’s proprietary technologies and all packaging and physical embodiments of the Product shall display the Company’s mark.  Any use of any trademarks or service marks that are owned by the Company in any such promotional materials shall be accompanied by an appropriate legend indicating that such trademarks and service marks are the property of the Company.  The designation “[Mark]® (or [Mark]™, as the case may be) is a [registered, if applicable] trademark of Vision-Sciences, Inc.” shall be sufficient designation to comply with the foregoing requirement.  Within ten (10) days of execution of this Agreement, Company shall provide MDT with a list of its trademarks, including designation of registered trademarks, that are applicable to the Products, and shall supplement or amend such list as appropriate from time-to-time.  Each Party shall have and shall retain at all times all rights in and to its respective trademarks and logos used in connection with the Products, and no right in such trademarks and logos is conveyed hereunder to the other, except as expressly set forth herein.

13.3                           MDT agrees to promptly notify the Company in writing of any and all modifications, design changes or improvements to the Products (collectively, “Ideas”) suggested by any customer, employee, subdistributor or agent of MDT for any purpose, except those that, in the reasonable opinion of MDT, are of no commercial value to either party.  In the event that the Company agrees to incorporate any such Idea into a Product or New Product, then to the extent that MDT has, obtains or derives any rights or benefit in or to any such Idea by MDT, its employees, agents, customers or other persons, MDT hereby grants to the Company a perpetual, irrevocable, royalty-free, transferable and nonexclusive license to use for any purpose such Idea, without the payment of any additional consideration thereof either to MDT or to any such persons, except to the extent, and then only to the extent, required by applicable law or as set forth below.  MDT shall cause each MDT Appointee and each of its employees, agents and subdistributors to execute invention assignment agreements with respect to any Ideas.  To the extent that the Company agrees to incorporate an Idea developed by MDT and based on valid claims in issued patents owned by MDT or its Affiliates (each such Idea, an “Invention”) into a Product or New Product which MDT does not have the right to distribute or sell hereunder, or from such time as MDT’s right to distribute and sell such Product or New Product is terminated or otherwise lapses, the Company shall license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of such Products or New Products incorporating such valid claims in patents, ranging from [*], as determined by an independent arbitrator selected by the Parties in accordance with Section 21.4, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  To the extent that MDT develops any Invention which the Company has not agreed to incorporate into a Product, the Company shall have the option to license the use and application of such Invention for any purpose, on a non-exclusive, perpetual, irrevocable and transferable basis, in exchange for a royalty based on a percentage of the annual net sales of products incorporating valid claims in patents granted with respect to such Invention, ranging from [*], as determined by an independent arbitrator selected by the Parties in accordance with Section 21.4, who shall base his or her decision on factors typically taken into account in determining reasonable royalties.  The Company’s obligation to pay royalties hereunder with respect to a product incorporating an Invention shall continue until the expiration of the patent applicable to such Invention.  In no event shall royalties be payable hereunder with respect to Ideas that are not Inventions (i.e., based on valid claims in unexpired patents owned by MDT or its Affiliates).

14.                                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and covenants to MDT that:

14.1                           The Company and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

14.2                           Each Product shall be manufactured and/or developed in a manner consistent with good commercial practice and regulations and guidelines of the U.S. Food and Drug Administration for such medical devices, free from defects in material and workmanship, and shall conform to all applicable laws and regulations relating to medical devices and to the Product’s published specifications.

14.3                           The Company does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

14.4                           There are no actions, suits or proceedings instituted or pending or, to the best knowledge of the Company’s management, threatened against the Company that might reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

14.5                           The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

14.6                           The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action of the Company, and this Agreement represents the Company’s valid and legally binding obligation.

14.7                           The execution, delivery and performance of the obligations of this Agreement by the Company in accordance with the terms of this Agreement do not and will not conflict with or otherwise violate the terms of any other agreement to which the Company is a party.

15.                                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MDT

MDT hereby represents, warrants and covenants to the Company that:

15.1                           MDT and its employees have all necessary rights, authorizations or licenses to perform their obligations hereunder and to provide all related materials and services required under this Agreement.

15.2                           MDT does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

15.3                           There are no actions, suits or proceedings instituted or pending or, to the best knowledge of MDT’s management, threatened against MDT that might reasonably be expected to have a material adverse effect on the ability of MDT to perform its obligations hereunder.

15.4                           MDT is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

15.5                           The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action on the part of MDT, and this Agreement represents MDT’s valid and legally binding obligation.

16.                                 LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS, USE, OPPORTUNITY OR REVENUES OF ANY KIND, OR ANY OTHER COMMERCIAL DAMAGE, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH DAMAGES ARISE FROM CONTRACT, NEGLIGENCE, TORT OR OTHERWISE.  TO THE EXTENT THAT A PARTY HERETO IS HELD LIABLE TO ANY THIRD PARTY FOR ANY SUCH INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOST PROFITS, SAVINGS, USE, OPPORTUNITY OR REVENUES OF ANY KIND, OR ANY OTHER COMMERCIAL DAMAGE, AS A RESULT OF ANY ACT OR OMISSION OF THE OTHER PARTY HERETO SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTIONS 7.2 AND 17, SUCH DAMAGES SHALL NOT SOLELY BY VIRTUE OF THIS SECTION 16 BE EXCLUDED OR DISCLAIMED.

17.                                 INDEMNIFICATION

17.1                           MDT shall indemnify and defend the Company, its affiliates, and their respective directors, officers, representatives, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from any claim made by any third party (including, without limitation, any claim alleging personal injury or property damage) attributable to any breach of this Agreement by MDT or to any intentional or negligent act or omission of MDT, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of the Company, its employees, agents, or subcontractors.

17.2                           The Company shall indemnify and defend MDT, its affiliates, and their respective directors, officers, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from:

(a)          any claim made by any third party (including any claim alleging personal injury or property damage) attributable to any breach of this Agreement by the Company or to any intentional or negligent act or omission of the Company, its employees, agents, or subcontractors in the performance of this Agreement, except to the extent that a claim is caused by the negligence or willful misconduct of MDT, its employees, agents, or subcontractors;

(b)         any third party claim for bodily injury, including death, or property damage caused by defects in design or manufacture of the Products, except to the extent a claim is caused by the negligence or willful misconduct of MDT in its sale, distribution or handling of the Products; and

(c)          any Product recalls or replacements by any competent government authority or other agency deemed appropriate by mutual agreement of the Company and MDT, except to the extent such recall or replacement is caused by the negligence or willful misconduct of MDT in its sale, distribution or handling of the Products.

17.3                           In the event of any claim subject to the indemnification provisions of this Section 17, the party seeking indemnification shall promptly notify the other party in writing, and permit that party upon its request, to control the defense and/or settlement of the relevant claim.  Each party shall make a reasonable effort to cooperate in such settlement and/or defense and neither party shall settle any claim for which it is obligated under this Section 17 without the prior written approval of the other party.

18.                                 CONFIDENTIALITY AND NON-DISCLOSURE

18.1                           Both Parties acknowledge and agree that this Agreement creates a privileged and confidential relationship between MDT and the Company and that information concerning both Parties’ business affairs, customers, vendors, finances, properties, methods of operations, computer programs and documentation, diagrams, verbal and written disclosures, drawings, samples, technical descriptions, specific configurations, dimensions, materials, concepts, developments, techniques, know-how, inventions, and other such materials and  information, whether written or oral, is confidential in nature.  All such information is hereinafter collectively referred to as “Confidential Information.”  Neither party will use, directly or indirectly, for its own benefit or the benefit of others, both during the term of this Agreement and subsequent to its termination, any Confidential Information of the other party which may be acquired or developed in connection with or as a result of the performance of this Agreement without the prior written consent of the other party.

18.2                           Both Parties agree, except as directed by the other party or provided in this Section 18.2, not to disclose any Confidential Information of the other party to any person whatsoever at any time during or after the term of this Agreement.  Upon termination of this Agreement and at a party’s written request, each party will turn over to the other party all documents, papers and other materials in its possession or control (except for one copy that may be retained solely for archival purposes) that relate to the other party or the Intellectual Property of the other party.  Both Parties further agree to bind its employees and subcontractors to the terms and conditions of this Agreement.  Each party acknowledges that disclosure of any Confidential Information of the other party by it may give rise to irreparable injury to the other party, its subsidiaries and/or affiliated companies or the owner of such information, inadequately compensable in damages.  Accordingly, the disclosing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available.  Each party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other party, its subsidiaries and/or affiliated companies and are reasonable in scope and content.

18.3                           Each party’s obligation of non-disclosure and non-use shall not apply to information (i) which at the time of its disclosure to the receiving party is available to the public, (ii) which the receiving party can show was properly in its possession prior to disclosure, (iii) that is published or otherwise becomes available to the public through no fault of the receiving party, (iv) that the receiving party can show was received by it from a third party without breach of a confidentiality obligation, (v) is independently developed by the receiving party without use of any Confidential Information of the other party, or (vi) is required to be disclosed by any governmental agency, provided that the disclosing party shall give the other party reasonable notice of such requirement and shall afford the other party the opportunity to prevent such disclosure.

19.                                 NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) expedited delivery service, (c) facsimile transmission or (d) certified or registered mail, postage prepaid, addressed as follows:

If to MDT:

Medtronic USA, Inc.

Gastroenterology & Urology Division

4000 Lexington Avenue North

Shoreview, MN 55126-2983

Attn: Vice President & General Manager

Fax:  (763) 514-9701

with a copy to (which shall not constitute notice):

Medtronic USA, Inc.

710 Medtronic Parkway N.E.

Fridley, MN 55432-5604

Attn.: Senior Vice President & General Counsel

Fax: (763) 572-5459

If to the Company:

Vision-Sciences, Inc.

40 Ramland Road South

Orangeburg, New York 10962

Attn:  Ron Hadani, President & CEO

Tel:   (845) 365-0600 (ext. 116)

Fax:  (845) 365-0620

With a copy to (which shall not constitute notice):

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Attn:  Paul I. Rachlin, Esq.

Tel:  (212) 969-3640

Fax:  (212) 969-2900

Any party may, by notice given in accordance with this Section 19 to the other party, designate another address or person for receipt of notices.

20.                                 GENERAL PROVISIONS

20.1                           This Agreement shall be governed in all respects by the laws of the State of New York, without regard to any rules of conflict and choice of laws that would require the application of laws of another jurisdiction.

20.2                           This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations or commitments between the Parties, both written and oral.  The terms of this Agreement shall prevail in the event that there is a conflict or variance with the terms and conditions of any purchase order form or other document submitted by MDT or with any invoice or other document submitted by the Company.

20.3                           All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

20.4                           The failure by either party to enforce any term or condition of this Agreement, the written waiver of any term or condition of this Agreement or the acceptance of any payment shall not be a waiver of further enforcement of that or any other term or condition.

20.5                           The captions used herein are for convenience only and shall not be considered in construing or interpreting the provisions hereof.

20.6                           If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20.7                           Notwithstanding the termination or expiration of this Agreement, it is acknowledged and agreed that the following provisions shall survive any such termination or expiration, in addition to such other provisions of this Agreement which by their terms are intended to survive the termination of this Agreement:  Sections 7.1(b), 7.2, 10.3, 10.4, 10.5, 10.6, 12.1, 12.2, 13.1, 13.2, 16, 17.1, 17.2, 17.3, 18.1, 18.2, 18.3, 19 and 20.1.

20.8                           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

20.9                           This Agreement shall not be valid until signed and accepted by authorized representatives for each party, and no party shall be bound by any change, alteration, amendment modification, termination or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the party against whom it is sought to be enforced.

20.10                     Without derogating from anything contained in Sections 2.3 and 5.8 hereof, neither this Agreement nor any rights granted hereby may be assigned by either party without the other party’s prior written consent, such consent not to be unreasonably withheld.  Any attempted assignment in violation of the proceeding sentence shall be null and void.  Notwithstanding the foregoing, consent shall not be required for an assignment of this Agreement resulting from (i) a merger, reorganization, reincorporation or other acquisition of a party or (ii) the sale of all or substantially all of the urology or urological diagnostics business of the Company or MDT.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto.  In the event that this Agreement is assigned by the Company to a direct competitor of MDT as a result of the sale of all or substantially all of the Company’s urology or urological diagnostics business to such competitor of MDT, MDT shall have the right to terminate this Agreement upon written notice to the Company.

20.11                     Neither party shall be liable for any delay or failure to perform in whole or in part, resulting from causes beyond such party’s reasonable control, including, but not limited to, fires, war, terrorism, strikes, insurrections, riots, embargoes, delays in transportation, inability to obtain supplies of raw materials, or requirements or regulations of any governmental and/or semi-governmental authority.  If such delay or failure extends beyond thirty (30) days, the party not affected by the delay shall have the right to terminate this Agreement upon written notice.

20.12                     Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective successors and permitted assigns.

20.13                     Upon execution of this Agreement, the Company may issue a press release substantially in the form of Annex D hereto (the “Release”).  The Company shall be entitled to file a redacted copy of this Agreement with the Securities and Exchange Commission after review thereof by MDT, which review by MDT shall be completed in a timely fashion.  Except to the extent required by applicable law, neither party shall make any public announcement or statement regarding the relationship of the Parties hereunder inconsistent with the Release or any public filings of either party without the prior written consent of the other party, which shall not be unreasonably withheld.

21                                    ALTERNATIVE DISPUTE RESOLUTION

21.1                           If a dispute, other than a dispute relating to intellectual property or questions of injunctive relief, between the Parties should arise out of or relate to this Agreement, the Parties hereby agree to handle the dispute pursuant to the below outlined binding alternative dispute resolution proceedings in lieu of any other rights or remedies each may have.

21.2.                        Executive Dispute Resolution.  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  Either Party may give written notice to the other Party of any dispute not resolved in the normal course of business.  Such notice shall (a) specify the nature of the dispute, (b) state the Party’s arguments supporting its position and (c) state the name and title of the executive who will represent that Party in the dispute and any other person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the sending Party a written response.  The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the designated executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

21.3.                        Mediation.  If the dispute has not been resolved by negotiation as provided in Section 21.2 within forty-five (45) days after delivery of the initial notice of negotiation, or if the Parties failed to meet within thirty (30) days after delivery of the initial notice, the Parties shall endeavor to settle the dispute by mediation under the Center for Public Resources (“CPR”) mediation procedures then currently in effect; provided, however, that if one Party fails to participate in the executive dispute negotiation as provided in Section 21.2, the other Party can initiate mediation prior to the expiration of the forty-five (45) days. Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals, and if the Parties are unable to agree on a mediator, then CPR shall select a mediator.

21.4.                        Arbitration.  Except as provided in Sections 21.1 or 21.5, any dispute arising out of or relating to the formation or performance of this Agreement, including the breach, termination or validity thereof, which has not been resolved by mediation as provided herein within thirty (30) days after initiation of the mediation procedure, shall be finally resolved by binding arbitration by a single neutral arbitrator mutually selected by the Parties in accordance with the CPR Rules for Non-administered Arbitration then currently in effect; provided, however, that if one Party fails to participate in either the negotiation or mediation as agreed herein, the other Party can commence binding arbitration prior to the expiration of the time periods set forth above. The sole arbitrator shall be mutually selected by the Parties, and if the Parties are unable to agree on the sole arbitrator, then CPR shall select the sole arbitrator.  The sole arbitrator shall not have had a business relationship with either Party during any of the past 10 years, and shall be an attorney specializing in business litigation who has at least fifteen (15) years of experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction, except that in the case of an arbitration concerning a royalty rate dispute pursuant to Section 13.3, such arbitrator shall be an attorney specializing in patent litigation rather than business litigation.  The sole arbitrator may be the mediator selected previously, unless a Party objects to such person serving as the sole arbitrator.  The award of the sole arbitrator shall include a reasoned basis for the award and shall be binding on the Parties.  The arbitration shall be held in New York, New York, and the arbitrator shall apply the substantive law of the State of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal

Arbitration Act, 9 U.S.C. §§1-16.  Within thirty (30) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six (6) months from the selection of the arbitrator.  Failing such agreement, CPR will design and the Parties will follow such procedures.  The Parties hereby consent to the jurisdiction of the Federal District Court for Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award rendered hereunder.

21.5.                        Limited Judicial Dispute Resolution.  Notwithstanding any other provision in this Agreement, the arbitrator selected under Section 21.4 above shall have no jurisdiction or authority to grant injunctive relief, award punitive or exemplary damages (except as required to give effect to Sections 7.2 or 17 of this Agreement for indemnity against a third-party award, it being the intent of the Parties as stated in Section 16 that no punitive or exemplary damages shall be awarded on direct claims between them), or determine any issue of intellectual property interpretation, infringement, validity or enforceability.  Each party reserves all rights and remedies available to it for any dispute relating to intellectual property or questions of injunctive relief.

21.6.                        Fees and Expenses of Arbitration/Mediation.  The Parties shall share equally the total cost of the mediator and the arbitrator’s fees and expenses.  Each party shall bear its own attorneys’ fees, costs and expenses associated with any such mediation or arbitration.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date above written.

MEDTRONIC USA, INC.		VISION-SCIENCES, INC.

By:	/s/ Camille I. Farhat	By:	/s/ Ron Hadani
Name:	Camille I. Farhat	Name:	Ron Hadani
Title:	Vice President & General Manager	Title:	President & CEO
	Gastroenterology and Urology	Date:	Dec. 29, 2004
Date:	Dec. 29, 2004

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Medtronic, Inc., a Minnesota corporation (“Medtronic”), hereby (i) absolutely, irrevocably and unconditionally guarantees to the Company the prompt and full performance when due of all obligations of MDT (a subsidiary of Medtronic) to the Company arising under the above Agreement, including, without limitation, Section 17.1 thereof and (ii) agrees that the Agreement may be modified by written agreement of the Parties in any respect without affecting Medtronic’s obligations under this guaranty.  If MDT fails to perform any of its obligations under the above Agreement, Medtronic shall perform that obligation in place of MDT.

MEDTRONIC, INC.

By:	/s/ William A. Hawkins
Name: William A. Hawkins
Title: President and Chief Operating Officer
Dated: December 29, 2004

ANNEX A

PRODUCTS AND PRICING

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ANNEX B

RETURN AUTHORIZATION PROCEDURES

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ANNEX C

INITIAL PERIOD DELIVERY SCHEDULE

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ANNEX D

FORM OF PRESS RELEASE

Vision Sciences Announces Exclusive Distribution Agreement With Medtronic USA, Inc.

for its Urology Products within the United States and Canada

Natick, Mass. – Vision-Sciences, Inc., (Nasdaq: VSCI) announced today that it has signed a distribution agreement under which Medtronic USA, Inc. (a unit of Medtronic, Inc. (NYSE: MDT)) has become the exclusive distributor in the U.S. and Canada of Vision Sciences’ Flexible Cystoscope with Slide-On™ EndoSheath® System within the field of urology including urogynecology.  Medtronic will market and sell Vision Sciences’ cystoscopy products, under Vision Science’s brand names, through its dedicated urodiagnostic sales force.

“We are extremely pleased to have Medtronic recognize the value of the Flexible Cystoscope with Slide-On™ EndoSheath® System and become our marketing and distribution partner in the US and Canada for our new and growing urology product line.  Following a strong interest during the annual American Urology Academy congress held in San Francisco earlier this year, this agreement marks the official commercial introduction of our new technology and product line to the domestic urology market. We believe that the innovative EndoSheath® System, coupled with Medtronic’s highly professional and established sales and marketing forces, will result in effective market penetration for the products.  We are also very pleased with the fact that this is the second Medtronic division with which we have established distribution arrangements, following the exclusive distribution agreement we entered into in August 2003 with Medtronic Xomed, the company’s ENT division. We look forward to a long and mutually rewarding relationship between the two companies,” stated Ron Hadani, President and CEO of Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995.  Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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